EXHIBIT 10.17


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 25, 1999 by and among Paragon Reinsurance Risk Management Services, Inc., a Delaware corporation ("Buyer"), E.W. Blanch Holdings, Inc., a Delaware corporation ("Holdings"), JD Warren, Incorporated, a Pennsylvania corporation (the "Company"), Ronald R. Morris, Michael P. Lopes and Paul A. Herskovitz (collectively, the "Shareholders").

                                   WITNESSETH:

         WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, the Shareholders desire to sell and convey to Buyer, and Buyer desires to purchase from the Shareholders, all of the outstanding capital stock of the Company; and

         NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

1.       PURCHASE AND SALE & PURCHASE PRICE

         1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions set forth in this Agreement, the Shareholders each agree to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from each Shareholder on the Closing Date (as defined below), all of the issued and outstanding shares of the capital stock, par value $.01 per share, of the Company (the "Shares") free and clear of all Liens.

         1.2 PURCHASE PRICE. As consideration for the transfer of the Shares to Buyer, Buyer shall deliver at the Closing the following amounts (collectively, the "Purchase Price"):

               (a) To the Shareholders on a pro-rata basis in accordance with their share ownership in the Company as set forth in Schedule 1.2(a), by wire transfer of immediately available funds to the account(s) designated by the Shareholder Representative (as defined below), an aggregate amount equal to Twelve Million Two Hundred Seventy Seven Thousand Two Hundred Ninety Five Dollars ($12,277,295); and

               (b) To Norwest Bank Minnesota, N.A. ("Escrow Holder"), by wire transfer in immediately available funds, an amount equal to Three Million Seven Hundred Thirty Thousand Dollars ($3,730,000) to be held in an interest bearing escrow account (the "Escrow Account"). The Escrow Holder shall retain, hold and dispose of these funds in accordance with the terms of the Escrow Agreement among Buyer, the Shareholders and Escrow Holder, which shall be in


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substantially the form of Exhibit A attached hereto (the "Escrow Agreement").
The Escrow Agreement shall provide that:

                     (i) Two Million Three Hundred Thirty One Thousand Two Hundred Fifty Dollars ($2,331,250), together with the interest accrued thereon, shall be released from the Escrow Account to the Shareholders, pro-rata, in the event the Company enters into "clean-up" Deductible Recovery Agreements with Division 82-Energy of AIG and Division 54-Construction of AIG on or before December 31, 1999 (the "AIG Agreements"), such AIG Agreements to be negotiated in good faith by the management of the Company with such attorneys and advisors as management reasonably deems appropriate. In the event the Company does not enter into the AIG Agreements on or before December 31, 1999, then $2,331,250, together with the interest accrued thereon, shall be released by the Escrow Holder to the Buyer on December 31, 1999; and

                     (ii) The balance of the funds held in the Escrow Account shall be held for a period of one year following the Closing by the Escrow Holder in order to serve as the non-exclusive remedy on the part of the Buyer for the payment of any liability of the Shareholders to Buyer arising under Sections 1.4 and 9.1 of this Agreement. Upon the completion of such one year period, any unused funds, including interest income, shall be released pro-rata to the Shareholders.

         1.3 PURCHASE PRICE ADJUSTMENT. In the event the Company between the Balance Sheet Date and the Closing Date makes any loans, declares, sets aside or pays any dividend or other distribution (whether in cash, securities or property or any combination thereof) to any of its Shareholders (a "Distribution"), then the Purchase Price shall be reduced by the amount of such Distribution, such amount to be reflected on the Closing Date Balance Sheet (as defined below).

         1.4 POST-CLOSING ADJUSTMENT

               (a) Within fifteen (15) days after the Closing (as defined below), the Shareholder Representative shall prepare a balance sheet of the Company at the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied in accordance with the past practices of the Company ("GAAP"). Within such fifteen (15) day period, the Shareholder Representative shall promptly deliver a copy of the Closing Date Balance Sheet to Buyer.

               (b) If Buyer does not object to the Closing Date Balance Sheet within fifteen (15) days of receipt thereof, then in the event the Company has made a Distribution as reflected on the Closing Date Balance Sheet, then the Buyer shall so notify the Escrow Agent and the Escrow Holder shall pay to Buyer an amount in cash equal to the Distribution (the "Purchase Price Reduction") as set forth in the Escrow Agreement.

               (c) If Buyer objects to the Closing Date Balance Sheet, it shall notify the Shareholder Representative within fifteen (15) days following receipt thereof, setting forth in specific detail the basis for its objection and its proposal for any adjustments thereto. Buyer and the Shareholder Representative shall use their best efforts to reach agreement as to any such proposed


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adjustment or that no such adjustment is necessary. If agreement is reached as to any proposed adjustment, the parties shall make such adjustment and the Purchase Price Reduction shall be based thereon. If Buyer and the Shareholder Representative are unable to reach agreement within thirty (30) days, then Ernst & Young LLP or such other accounting firm as agreed upon by Buyer and the Shareholder Representative (the "Third Party Accounting Firm") shall be engaged to review the proposed adjustment as to which agreement has not been reached and shall make a determination as to the resolution of the proposed adjustment to cause the Purchase Price Reduction to have been properly calculated in accordance with the provisions of this Agreement. All resolutions shall represent either agreement with the position taken by Buyer or the Shareholder Representative or a compromise of such positions. The determination of the Third Party Accounting Firm shall be final, conclusive and binding upon Buyer and the Shareholders. Buyer and the Shareholders shall share equally the costs of the Third Party Accounting Firm hereunder. Any amounts owed to Buyer as a result of these adjustments (i.e., a Distribution) will be paid by the Escrow Holder after the determination of the Third Party Accounting Firm as set forth in the Escrow Agreement.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

         The Company and each of the Shareholders, jointly and severally, hereby represent and warrant to Buyer that all of the following representations and warranties are true as of the date of this Agreement and, subject to Section 4.8 hereof, shall be true at the time of Closing:

         2.1 DUE ORGANIZATION. The Company is a corporation duly organized and validly existing under the laws of the state of its incorporation, and it is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted in each jurisdiction where the failure to be so authorized or qualified would have a Material Adverse Effect. SCHEDULE 2.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation (as of the date hereof, certified by the Secretary or Assistant Secretary of the Company and, as of August 6, 1999, by the Secretary of State or other appropriate authority of the state of incorporation of the Company) and bylaws (certified by the Secretary or Assistant Secretary of the Company) of the Company, are all attached hereto as SCHEDULE 2.1. The minute books of the Company made available to Buyer are true, correct and complete in all material respects, maintained in accordance with applicable Laws and reflect accurately all actions taken by the shareholders and the board of directors of the Company.

         2.2 AUTHORIZATION. (i) The duly authorized officer of the Company executing this Agreement has the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, power and authority to enter into this Agreement. The execution and delivery of this Agreement by each of the Shareholders and the Company, and the performance by each of their obligations hereunder, have been or by the Closing will have been duly authorized by all requisite corporate action on the part of each of the Shareholders and the Board of Directors of the Company, and no other corporate or shareholder authorization or approval on the part of the Shareholders or of the Company is required for any of the Shareholders or the Company to enter into this Agreement or to perform their obligations hereunder.


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         2.3 CAPITAL SHARES OF THE COMPANY. The authorized capital stock of the
Company is as set forth on SCHEDULE 2.3 hereto. All of the issued and outstanding shares of the capital stock of the Company (the "Shares") have been duly authorized and validly issued, are fully paid and nonassessable, and no holder thereof is entitled to any preemptive rights (except any statutory preemptive rights, which the Shareholders hereby waive). All of the issued and outstanding shares of the capital stock of the Company are owned by the Shareholders and in the amounts set forth on SCHEDULE 2.3 hereto and further, except as set forth on SCHEDULE 2.3, such shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of the Shares were issued in violation of the preemptive rights of any past or present shareholder. The Shareholders (i) own of record and beneficially and have good and marketable title to all of the issued and outstanding Shares, free and clear of any and all Liens, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions, and (ii) have the right to vote the Shares on any matters as to which any shares of the Company's Common Stock are entitled to be voted under the laws of the state of incorporation of the Company and the Company's Articles of Incorporation and By-laws, free of any right of any other Person.

         2.4 TRANSACTIONS IN CAPITAL SHARES. Except as set forth on SCHEDULE 2.4, no option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its authorized but unissued capital stock. Except as set forth on SCHEDULE 2.4, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. The Company does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity. There is no agreement, arrangement, contract or other commitment of any kind whatsoever (contingent or otherwise) pursuant to which any Person is or may become entitled to receive any payment from the Company based on the revenues or earnings, or calculated in accordance therewith, of the Company. There is no voting trust, proxy or other agreement, arrangement, contract or other commitment of any kind whatsoever to which the Company is a party, or by which the Company, or any of its properties or assets, is bound with respect to the voting of any share of capital stock or other equity interest of the Company.

         2.5 ENFORCEABILITY. This Agreement constitutes a valid and binding obligation of each of the Shareholders and the Company enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws affecting creditors' rights and to general equitable principles.

         2.6 SUBSIDIARIES. Except as set forth on SCHEDULE 2.6, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, nor has the Company made any commitment to effect any of the foregoing.


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         2.7 PREDECESSOR STATUS; ETC. Set forth on SCHEDULE 2.7 is a listing of all names of all predecessor entities of the Company, including the names of any entities from whom the Company previously acquired material assets. The Company has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

         2.8 SPIN-OFF BY THE COMPANY. Except as set forth on SCHEDULE 2.8, there has not been any sale or spin-off of material assets of the Company or any Affiliate of the Company, other than in the ordinary course of business, within the preceding two years.

         2.9 FINANCIAL STATEMENTS. The Company has delivered to Buyer (as
SCHEDULE 2.9) true, complete and correct copies of the Company's (i) Balance Sheet as of (x) June 30, 1999 (hereinafter referred to as the "Balance Sheet Date"), and (y) as of March 31, 1999, and (ii) Statements of Income and Retained Earnings and Cash Flows for the three month period and twelve month period ending on such dates, respectively (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The balance sheets included in the Financial Statements present accurately the financial condition of the Company as of the dates indicated thereon, and the Statements of Income and Retained Earnings and Cash Flows included in the Financial Statements present accurately the results of the Company's operations for the periods indicated thereon. If required, the President or Chief Financial Officer of the Company has executed, or will execute any documentation reasonably required by Buyer's independent public accountants with respect to relevant accounting issues.

         2.10 LIABILITIES AND OBLIGATIONS. The Company has delivered to Buyer an accurate list (SCHEDULE 2.10) as of the Balance Sheet Date of (i) all liabilities of the Company which are reflected on the Balance Sheet of the Company as of the Balance Sheet Date and (ii) any liabilities (including contingencies) of the Company which are not reflected in the balance sheet as of the Balance Sheet Date. Except as set forth on SCHEDULE 2.10, since the Balance Sheet Date, the Company has not incurred any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. The Company has also delivered to Buyer, in the case of those liabilities which are not fixed, a reasonable estimate of the maximum amount which the Company expects will be payable. For each such liability for which the amount is not fixed or is contested, the Company has provided to Buyer the following information:

         (i) a summary description of the liability together with the following:
                  (a) copies of all material relevant documentation relating thereto;
                  (b) amounts claimed and any other action or relief sought; and
                  (c) name of claimant and all other parties to the claim, suit or proceeding;
         (ii) the name of each court or agency before which such claim, suit or proceeding is pending; and
         (iii)    the date such claim, suit or proceeding was instituted.

         2.11 ACCOUNTS AND NOTES RECEIVABLE. The Company has delivered to Buyer an accurate list (SCHEDULE 2.11) of the accounts and notes receivable of the Company as of the Balance Sheet


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Date, including any such amounts which are not reflected in the Balance Sheet as of the Balance Sheet Date, and including receivables from and advances to employees. The Company has also provided Buyer on SCHEDULE 2.11 with an accurate list of all receivables obtained subsequent to the Balance Sheet Date. On or prior to the Closing Date, the Company shall provide Buyer with an aging of all accounts and notes receivable of the Company as of the most recent practicable date showing amounts due in 30 day aging categories. Except to the extent reflected on SCHEDULE 2.11 such accounts and notes are collectible in the amount shown on SCHEDULE 2.11, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

         2.12 PERMITS/COMPLIANCE WITH LAWS. The Company possesses all material franchises, grants, authorizations, licenses, permits, use and development rights, easements, access rights, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets as now being owned, licensed and operated and to carry on its business as it is now being conducted (collectively, the "Permits"), and there is no claim, action, suit, proceeding or investigation pending or, to the best of the Company's knowledge, threatened regarding modification, suspension or cancellation of any such Permits. SCHEDULE 2.12 sets forth a true, correct and complete list of all such Permits. Except as set forth in SCHEDULE 2.12, the Company (and each of its properties and assets) is, and has been in compliance in all material respects with such Permits and with all Laws applicable to it or by or to which any of its properties or assets is bound or subject. Except as set forth in SCHEDULE 2.12, none of the Permits will lapse, be impaired, terminate or expire as a result of the performance of this Agreement by the Company or the Shareholders or the consummation of the transactions contemplated hereby.

         2.13 INTELLECTUAL PROPERTY.

               (a) For purposes of this Agreement, "Intellectual Property" means all of the following used by the Company in the operations of its business (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) the name "JD Warren, Inc." and all other trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith,
(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

               (b) The Company owns all right, title and interest in, or has a valid license to use, the Intellectual Property. Such licenses are not terminable due to any breach or noncompliance by


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the Company and shall not be adversely affected by the transactions contemplated herein. No other Person has any right, title or interest in, to or under any of the Intellectual Property owned by the Company. SCHEDULE 2.13(B) sets forth a list of all patents, patent applications, trademarks, trademark applications, trademark registrations, copyright applications, copyright registrations, applications to register industrial designs, registrations of industrial designs, applications to register maskworks, registrations of maskworks, trade names and trade dress included in the Intellectual Property. SCHEDULE 2.13(B) indicates which Intellectual Property is owned by the Company and which Intellectual Property is licensed to the Company.

               (c) Each employee of the Company, and each independent contractor, outside consultant and other agent who has participated in or is participating in the conception, design or development of any software, other product, service or Intellectual Property for, on behalf of or at the request of the Company, has assigned all right, title and interest therein and thereto to the Company.

               (d) Except as set forth in SCHEDULE 2.13(D), the Intellectual Property owned by the Company is not subject to any Lien in favor of any third party. None of the Company's rights in or to any of the Intellectual Property shall be materially and adversely affected by its execution or delivery of this Agreement or by the performance of its obligations hereunder or by the transactions contemplated herein. No claims with respect to any Intellectual Property have been asserted or, to the best of the Company's knowledge, threatened by any Person (i) against the Company, or (ii) to the best of the Company's knowledge, against any other Person based on its use of any Intellectual Property owned, licensed or used by the Company or based on any product or service provided by the Company. To the best of the Company's knowledge, none of the Company's past or present activities, including, but not limited to, the manufacture, use, sale or distribution of any product and the provision of any service, and no manufacture, use, sale or distribution of any of the Company's products by any Person constitutes or has constituted an infringement, misappropriation, unauthorized use or other violation of, and no valid grounds exist for any bona fide claims against the Company or any such Person with respect to, the Intellectual Property of any other Person. Without limiting the generality of the foregoing, no Person ever employed or otherwise engaged by the Company has asserted or, to the Company's knowledge, threatened any claim against the Company relating to any Intellectual Property. To the best of the Company's knowledge, there has not been, nor is there presently, any unauthorized use, infringement, misappropriation or violation of any of the Intellectual Property by any Person. Except as set forth in SCHEDULE 2.13(D), the Company has the full right to make, have made, sell, possess, use, copy, distribute, display, transfer and license all Intellectual Property.

               (e) No Intellectual Property owned by the Company is subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement in any manner restricting the transfer, use, enforcement or licensing thereof by the Company. The Company has not entered into any agreement to defend or indemnify any other Person against any charge of infringement of any Intellectual Property. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property. The Company has the exclusive right to file, prosecute and maintain all applications, patents and registrations with respect to Intellectual Property owned by the Company.


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               (f) Except as set forth in SCHEDULE 2.13(F), the Company has taken all reasonable and necessary steps to maintain, enforce and protect the Intellectual Property owned by the Company and its rights thereunder, and no such rights to Intellectual Property have been lost or are in jeopardy of being lost. The Company has paid all fees, annuities and all other payments which have heretofore become due to any Governmental Authority with respect to Intellectual Property owned by the Company.

               (g) The Company has not transferred its right, title or interest in or to any copy of any computer program or other software owned or licensed by the Company. No computer program or other software owned or licensed by the Company has been supplied by the Company to any Person except pursuant to a binding license prohibiting further distribution and disclosure. All source code for all computer programs and other software owned by the Company is in the sole possession of the Company and has been maintained strictly confidential. The Company has no obligation to afford any Person access to any source code for any computer program or other software.

               (h) All computer programs and other software which are owned, used or licensed by the Company have been upgraded as necessary so that they are fully functional in every material respect, are operative for their current business purposes and free of material defects and deficiencies. All computer programs and other software transferred by the Company to its customers or to any other transferees (i) fully conform with all specifications, representations, warranties, and other descriptions established by the Company or conveyed thereby, (ii) are operative for their intended purposes and free of material defects and deficiencies, and (iii) have been fully maintained by the Company on behalf of its customers and other transferees to their reasonable satisfaction.

         2.14 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 2.14, (i) the Company has complied with and is in compliance with all applicable federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of "Regulated Substances," which is defined as petroleum, solid waste, Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable Environmental
Law), except to the extent that noncompliance with any Environmental Law, either singly or in the aggregate, does not have a Material Adverse Effect; (ii) the Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Regulated Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Regulated Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental
Laws) of Regulated Substances at, from, in or on any property owned, leased or operated by the Company except as permitted by Environmental Laws; (iv) the Company does not know of any on-site or off-site location to which the Company has transported or disposed of Regulated Substances or arranged for the transportation of Regulated Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could reasonably be expected to lead to any claim against the Company for any clean-up cost, remedial work, damage to


                                      -8-
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natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) to the best of the Company's knowledge, the Company has no contingent liability in connection with any release of any Regulated Substance into the environment.

         2.15 PERSONAL PROPERTY. The Company has delivered to Buyer an accurate list (SCHEDULE 2.15) of all personal property included (or that will be included) in "fixed assets" on the balance sheet of the Company and all other personal property of the Company with a value in excess of $25,000 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment used in the operation of the business of the Company. Except as shown on
SCHEDULE 2.15, all of the material machinery and equipment of the Company listed on SCHEDULE 2.15 are in good working order and condition, ordinary wear and tear excepted. All leases set forth on SCHEDULE 2.15 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms and, as to the best of the Company's knowledge, there have been no defaults thereunder by any Person. All material fixed assets used by the Company in the operation of its business are either owned by the Company or leased under an agreement indicated on SCHEDULE
2.15. The Company has also indicated on SCHEDULE 2.15 a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations, obtaining of new management contracts, or the acquisition of any real property or existing business, to which or for which management of the Company has made any material expenditure since the date of formation of the Company, which if pursued by the Company would require additional material expenditures of capital.

         2.16 TITLE TO REAL PROPERTY. The Company does not own any real property.

         2.17 LEASED PROPERTY. SCHEDULE 2.17 lists and describes briefly all real property leased or subleased to the Company (the "Leased Property"). Except as set forth in SCHEDULE 2.17, with respect to each lease and sublease listed in
SCHEDULE 2.17:

               (A) no party to such lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (B) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (C) the Leased Property has received all approvals of Governmental Authorities (including licenses and permits) required from the Company in connection with the operation thereof and has been operated and maintained by the Company in accordance with applicable laws, rules, and regulations;

               (D) utilities and other services necessary for the operation of the Leased Property as presently operated are available at the Leased Property;

               (E) as of the Closing Date there will be no past due amounts under any lease or sublease;


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


               (F) assuming the due authorization and execution by the lessors thereunder, the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws affecting creditors' rights and to general equitable principles;

               (G) subject to Buyer's compliance with all the terms and conditions of the lease or sublease, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (H) the Company has not repudiated any provision of the lease or sublease, and has not received written notice, or otherwise have knowledge, that any other party to the lease or sublease has repudiated any provision thereof;

               (I) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (J) to the best of the Company's knowledge, the owner of the Leased Property has good and indefeasible title to the parcel of real property; and

               (K) to the best of the Company's knowledge, with respect to any sublease, the representations and warranties set forth in subsections (A) through (J) above are true and correct with respect to the underlying lease.

         2.18 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. The Company has delivered to Buyer an accurate list (SCHEDULE 2.18) of (i) all customers and (ii) all material contracts, commitments and similar agreements to which the Company is a party or by which the Company or any of its properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements, covenants not to compete and contracts which restrict or limit the ability of the Company to compete in any business with any Person, and contracts providing for the payment of any bonus or other payment upon the sale of the Company or any change of control of the Company, and any management, service or consulting contracts) (a) as of the Balance Sheet Date and (b) entered into since the Balance Sheet Date, and has delivered true, complete and correct copies of such agreements to Buyer. Except to the extent set forth on SCHEDULE 2.18, (i) none of the Company's significant customers have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel or substantially reduce demand for the Company's services and (ii) the Company has complied in all material respects with all material commitments and obligations pertaining to it, and is not itself, nor is any Person in material default under any such contracts and agreements and no notice of default has been received. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation is in progress. There is no pending or to the best of the Company's knowledge threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past year and the Company's relationships with its employees is good.

         2.19 INSURANCE. The Company has delivered to Buyer an accurate list (SCHEDULE 2.19) as of the Balance Sheet Date of all insurance policies carried by the Company and, except as set forth on SCHEDULE 2.19, has delivered to Buyer an accurate list (attached to SCHEDULE 2.19) of all insurance loss runs or workmen's compensation claims received since the formation of the Company. Also attached to SCHEDULE 2.19 are true, complete and correct copies of certificates of insurance with respect to all insurance policies currently in effect. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date.

         2.20 COMPENSATION: EMPLOYMENT AGREEMENTS. The Company has delivered to Buyer an accurate list (SCHEDULE 2.20) showing all officers, directors and employees of the Company, listing all employment agreements with such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. The Company has provided to Buyer true, complete and correct copies of any employment agreements for persons listed on SCHEDULE 2.20.

         2.21 EMPLOYEE BENEFIT PLANS.

               (i) Set forth on SCHEDULE 2.21 hereto is a complete list of all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including than Multiemployer Plans) ("Pension Benefit Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement maintained or contributed to by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates, contributes or is obligated to make payments thereunder or otherwise may have any liability (including Multiemployer Plans) (collectively, the "Employee Benefit Plans"). For purposes of this Section, (a) the term "ERISA Affiliates" means any person (as defined in ERISA Section 3(9)) that is or has been a member of any group of persons described in Code Sections 414(b), (c), (m) or (o), and (b) the term "Multiemployer Plan" means a multiemployer plan as defined as such in ERISA Section 3(37) to which contributions are or have been made by the Company or any of its ERISA Affiliates, or as to which the Company or any of its ERISA Affiliates may have liability and that is covered by Title IV of ERISA.

               (ii) Each of the Employee Benefit Plans (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

               (iii) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been delivered to
Buyer: (a) the plan document and any related trust agreement, including amendments thereto, (b) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (c) the most recent Form 5500 Annual Report, if applicable, and (d) any correspondence with the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Agency.

               (iv) All contributions to, and payments from, the Employee Benefit Plans which are required to have been made by the Company or any of its ERISA Affiliates with respect to any period ending on or before the Closing Date, in accordance with the Employee Benefit Plans, have been timely made.

               (v) Neither the Company nor any of its ERISA Affiliates maintains or contributes to, nor has it ever maintained or contributed to, any pension plan subject to Title IV of ERISA, Code Section 412 or ERISA Section 302. Neither the Company nor any of its ERISA Affiliate has incurred any liability under Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has any liability (including any contingent liability under ERISA Section 4204) with respect to any Multiemployer Plan covering employees (or former employees) employed in the United States. Neither the Company nor any of its ERISA Affiliates has incurred any liability or taken any action that could reasonably be expected to cause it to incur any liability (i) on account of a partial or complete withdrawal (within the meaning of ERISA Sections 4205 and 4203, respectively) with respect to any Multiemployer Plan or (ii) on account of unpaid contributions to any such Multiemployer Plan.

               (vi) Neither the Company nor any of its ERISA Affiliates maintains or ever has maintained, or contributes or ever has contributed to, any Welfare Plan providing for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA. Each of Company's Welfare Plans which are "group health plans", as described in Code Section 5000(b)(1), have complied with the notice and continuation requirements of Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

               (vii) The Pension Benefit Plans intended to qualify under Code
Section 401 have been determined by the IRS to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

               (viii) Except as disclosed on SCHEDULE 2.21 hereof, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company. The Company is not obligated to make any payment or transfer, accelerate any payment or transfer, or otherwise provide any benefit that would constitute an "excess parachute payment" under Code
Section 280G.

               (ix) Neither the Company nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could result in a tax or penalty on a Company under Section 4975 of the Code or Section 502(i) of ERISA ("Prohibited Transaction"), except any such event which would not, individually or in the aggregate, either impair such Company's ability to consummate the transactions contemplated hereby or have a Material Adverse Effect.

         2.22 EMPLOYEES. Except as disclosed on SCHEDULE 2.22 the Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder, and any similar state laws (collectively, "WARN"), and does not expect to incur any such liability as a result of actions taken or not taken prior to the Closing. SCHEDULE 2.22 lists (i) all employees terminated or laid off by the Company in connection with any layoff or reduction in workforce during the 90 days prior to the date hereof and (ii) all employees who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof. The Company shall update SCHEDULE
2.22 from the date hereof through the Closing. The Company will neither take nor fail to take any actions that would violate the provisions of WARN (including the giving of notices as may be required to Governmental Authorities as well as affected employees). The Company is not in violation nor has it received notice of any claim not yet resolved with respect to a violation by it of any federal, state or local fair employment or civil rights law, or any statutory or common law relating to wrongful discharge, defamation, sexual harassment or otherwise relating to employment.

         2.23 QUALIFIED PLANS. The Company (i) does not maintain, and has never maintained, any plans that qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") or that have been determined by the Internal Revenue Service to be so qualified; (ii) has not engaged in any transaction prohibited under the provisions of Section 4975 of the Code or
Section 406 of ERISA; and (iii) has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. The Company further represents that, except as set forth on SCHEDULE 2.23:

         (i) there have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;
         (ii) no such plan subject to the provisions of Title IV of ERISA has been terminated;
         (iii) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan; and
         (iv) the Company has not incurred liability under Section 4062 of ERISA.

         2.24 CONFORMITY WITH LAW. Except to the extent set forth on SCHEDULE 2.24, the Company is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company the violation of which would have a Material Adverse Effect; and except to the extent set forth on SCHEDULE 2.24, there are no claims, actions, suits or proceedings or investigations pending or, to the knowledge of the Company, threatened, against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the

Company and no notice of any such claim, action, suit or proceeding or investigation, whether pending or threatened, has been received by the Company or any Shareholder.

         2.25 TAXES. Except as set forth on SCHEDULE 2.25, (i) the Company has timely filed or will timely file all requisite Tax returns, reports and forms ("Returns") for all periods ended on or before the Closing Date and all such Returns are complete and correct in all material respects; (ii) the Company has paid all Taxes owed with respect to periods ended on or before the Closing Date (whether or not shown as due on Company Returns); (iii) there are no examinations in progress or claims against the Company for Taxes and no notice of any claim for Taxes, whether pending or threatened, has been received by the Company or any Shareholders; (iv) the amounts included in accrued payables on the Financial Statements as of the Balance Sheet Date delivered to Buyer as a part of SCHEDULE 2.9 are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date; (v) the Company has a taxable year ended March 31st of each year, and all Returns necessary to initially obtain and continuously retain such taxable year end have been (or will be) timely filed;
(vi) the Company currently utilizes the accrual method of accounting for income tax purposes and such method of accounting has not changed since its formation;
(vii) there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority; and (viii) there are no liens for Taxes with respect to any assets or properties of the Company except for statutory liens for Taxes not yet due; (ix) the Company (and any predecessor of the Company) has been a validly electing Subchapter S corporation at all relevant times during its existence for both federal and state income tax purposes, and neither the Company nor its Shareholders have taken or will take (or allow) any action that could (or would) result in the termination of the Company's status as a validly electing Subchapter S corporation up to and including the Closing Date; (x) the Company will not be liable for any Tax under Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with the deemed sale of its assets in the event an election under Code Section 338(h)(10) is made with respect to the purchase and sale of the Shares; (xi) no claim has ever been made by an authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to a Tax liability in such jurisdiction; and
(xii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         For purposes of this Agreement, the term "Tax" shall be understood to include any tax or similar governmental charge, impost or levy (including, without limitation, income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes, or windfall profit taxes) together with any related penalties, fines, additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

         2.26 NO VIOLATIONS. A certified copy of the Articles of Incorporation and a true, complete and correct copy of the Bylaws, both as amended to date, of the Company (the "Charter Documents"), have been delivered to Buyer. The Company is not (i) in violation of any Charter Document or (ii) in default in any material respect under any material lease, instrument, agreement, license, or permit to which it is a party or by which its properties are bound (the "Company Material Documents"); and, except as set forth on the schedules and documents attached to this Agreement, (a) the rights and benefits of the Company under the Company Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, any of the terms or provisions of the Company Material Documents or the Charter Documents. Except as set forth on SCHEDULE 2.26, none of the Company Material Documents requires notice to, or the consent or approval of, any Governmental Authority or other third party to any of the transactions contemplated hereby to remain in full force and effect, and such transactions shall not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit pursuant to any Company Material Document.

         2.27 GOVERNMENT CONTRACTS. Except as set forth on SCHEDULE 2.27, the Company is not a party to any contracts with any Governmental Authority.

         2.28 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth on SCHEDULE 2.28 there has not been:

               (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company (excluding profits and losses in the ordinary course of business);

               (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

               (iii) any change in the authorized capital of the Company or in its securities outstanding or any change in their respective ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

               (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

               (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, shareholders, employees, consultants or agents, except for ordinary and customary salary increases for employees in accordance with past practice;

               (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, which would result in a Material Adverse Effect;

               (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including, without limitation, shareholders and their affiliates;

               (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any of its shareholders or any affiliate thereof, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

               (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

               (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

               (xi) any waiver of any rights or claims of the Company under any Laws;

               (xii) any material breach, amendment or termination of any contract, agreement, license, permit or other right to which the Company is a party;

               (xiii) any transaction by the Company outside the ordinary course of its business;

               (xiv) any sale of any of the assets of the Company for less than fair market value; or

               (xv) any transactions between the Company and any of its Affiliates.

         2.29 DEPOSIT ACCOUNTS: POWERS OF ATTORNEY. The Company has delivered to Buyer an accurate list (SCHEDULE 2.29) as of the date of the Agreement, of:

         (i) the name of each financial institution in which Buyer has accounts or safe deposit boxes;
         (ii)     the names in which the accounts or boxes are held;
         (iii)    the type of account; and
         (iv) the name of each person authorized to draw thereon or have access thereto.

SCHEDULE 2.29 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

         2.30 LITIGATION. Except as set forth in SCHEDULE 2.30, there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation of any kind whatsoever, at law or in equity (including, without limitation, proceedings seeking injunctive relief) pending or, to the best knowledge of any of the Shareholders or the Company, threatened, against or affecting the Company. The Company is not a party to, or in default under, any judgment, order or decree of any Governmental Authority. The matters set forth in SCHEDULE 2.30 if decided adversely to the Company will not result in a Material Adverse Effect. Upon request, the Company has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in SCHEDULE 2.30. Except as set forth in
SCHEDULE 2.30, the Company
is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

         2.31 YEAR 2000. Except as set forth on SCHEDULE 2.31, to the best of the Company's knowledge, each item of equipment and each software or other computer program developed or used by the Company in the operation of its business (a "Company System") (a) has been produced or amended in a manner which ensures that a change of, reference to, or use after, December 31, 1999, of date related data for dates before, on, or after December 31, 1999, in the operation of that Company System, whether alone or in conjunction with each other Company System, will not have a Material Adverse Effect on, or give rise to, a material increased inconvenience in, the operation of that Company System; and (b) has been tested in conjunction with each item of equipment and software or other computer program under the control of a third party (a "Third Party System") with which a Company System routinely exchanges date information in a manner which substantially advances the result that the inclusion after December 31, 1999, of date-related data for dates before, on, or after December 31, 1999, in the information exchanged with a Third Party System will not have a Material Adverse Effect on, or give rise to, a material increased inconvenience in, the exchange of date-related data or the subsequent use of that date-related data.
SCHEDULE 2.31 includes a description of what additionally must be completed by the Company to ensure that the results contemplated by this Section 2.31 are timely accomplished.

         2.32 RELATED PARTY AGREEMENTS. Except as set forth in SCHEDULE 2.32, no current or former director, executive officer or stockholder of the Company or any Affiliate or associate of any of the foregoing is a party to any agreement, arrangement, contract or other commitment to which the Company is a party or by or to which any of its properties or assets is bound or subject, or has an interest in any agreement, arrangement, contract or other commitment, property or asset (real or personal), tangible or intangible, owned by, used in or pertaining to the business of the Company.

         2.33 HART-SCOTT-RODINO MATTERS. The consummation of the transactions contemplated by this Agreement will require no filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations thereunder promulgated.

         2.34 COMPANY ASSETS. Except as set forth on SCHEDULE 2.34, the Company owns, free and clear of any and all Liens, all assets necessary to the conduct, in the ordinary course, of the business of the Company.

         2.35 DISCLOSURE. No representation or warranty of the Company or the Shareholders contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading. Subject to the provisions of Section 4.8, at the sole option of Buyer, the truth and accuracy of any and all warranties and representations of the Company, or on behalf of the Company at the date of this Agreement and at the Closing, shall be a precondition to the consummation of this transaction.

3.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer and Holdings, jointly and severally, hereby represent and warrant to the Shareholders as follows:

         3.1 DUE ORGANIZATION. Buyer is a corporation duly organized and validly existing under the laws of the state of its incorporation, and it is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, financial condition, results of operations or prospects of Buyer taken as a whole.

         3.2 AUTHORIZATION. (i) The duly authorized representative of Buyer executing this Agreement has the authority to enter into and bind Buyer to the terms of this Agreement and (ii) Buyer has the full legal right, power and authority to enter into this Agreement. The execution and delivery of this Agreement by Buyer and Holdings and the performance by each of their respective obligations hereunder, have been or by the Closing will have been duly authorized by all requisite corporate action on the part of Buyer and Holdings, and no other corporate or approval is required for Buyer and Holdings to enter into this Agreement or to perform their respective obligations hereunder.

         3.3 NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default ( or an event which, with notice of lapse of time or both, would constitute a default) under the certificate of incorporation or bylaws of Buyer or under any of the terms or provisions of any material lease, instrument, agreement, license, or permit to which it is a party or by which its properties are bound (the "Buyer Material Documents"). Except as set forth on SCHEDULE 3.3, none of the Buyer Material Documents requires notice to, or the consent or approval of, any Governmental Authority or other third party to any of the transactions contemplated hereby to remain in full force and effect, and such transactions shall not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit pursuant to the Buyer Material Documents.

         3.4 ENFORCEABILITY. This Agreement constitutes a valid and binding obligation of Buyer and Holdings enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws affecting creditors' rights and to general equitable principles.

4.       COVENANTS OF THE PARTIES

         4.1 ACCESS AND COOPERATION; DUE DILIGENCE. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Buyer access to all of the Company's sites, properties, books and records and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of the Company as Buyer may from time to time reasonably request. The Company will cooperate with Buyer, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement.

         4.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the Balance Sheet Date and the Closing Date, the Company will, except as set forth on SCHEDULE 4.2:

               (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

               (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

               (iii) perform all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

               (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

               (v) use its reasonable efforts to maintain and preserve its business organization intact, retain its respective present employees and maintain its respective relationships with suppliers, customers and others having business relations with the Company;

               (vi) maintain compliance in all material respects with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

               (vii) maintain present material debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of the Buyer; and

               (viii) not increase present salaries and commission levels for all officers, directors, employees and agents, except for ordinary and customary salary increases for employees (other than key employees) in accordance with past practice; provided, however that Ron Morris' salary shall not exceed $25,000 per month.

         4.3 PROHIBITED ACTIVITIES. Except as disclosed on SCHEDULE 4.3, between the Balance Sheet Date and the Closing Date, the Company has not and, without the prior written consent of Buyer, will not:

               (i) make any change in its Articles of Incorporation or bylaws or comparable organizational documents;

               (ii) issue, reissue, sell, deliver, transfer, repurchase, redeem, acquire or pledge or authorize or propose the issuance, reissuance, sale, delivery, transfer, repurchase, redemption, acquisition or pledge of shares of capital stock of any class or series, or any securities convertible into capital stock of any class or series or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or convertible securities or amend any terms of any such right, warrant, option, agreement or commitment;

               (iii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

               (iv) adjust, split, combine, subdivide or reclassify any shares of its capital stock, as the case may be, or any option, warrant or right relating thereto;

               (v) allow the Company's net worth to be negative;

               (vi) create, incur, assume or guarantee any indebtedness, other than in the ordinary course of business, consistent with past practice;

               (vii) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of $25,000, including contracts to provide services to customers;

               (viii) increase the compensation payable or to become payable to any officer, director, shareholder, employee or agent (except for ordinary and customary salary increases for employees in accordance with past practice), adopt or amend any employee benefit plan, or make any bonus or management fee payment to any such person;

               (ix) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $25,000 necessary or desirable for the conduct of the business of the Company, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens") or (3) Liens existing as of the date of this Agreement as set forth on SCHEDULE 2.15 hereto;

               (x) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the ordinary course of business;

               (xi) negotiate for the acquisition of any business or the start-up of any new business;

               (xii) merge or consolidate or agree to merge or consolidate with or into another Person;

               (xiii) waive any rights or claims of the Company pursuant to any contract or under any Laws, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in SCHEDULE
2.11 unless specifically listed thereon;

               (xiv) commit a material breach or amend or terminate any agreement, permit, license or other right of the Company;

               (xv) enter into any other transaction outside the ordinary course of its business or prohibited hereunder;

               (xvii) change any of the accounting or tax principles, practices or methods used by the Company or fail to maintain the accounts, books and records of the Company in the usual, regular and ordinary manner on a basis consistently applied;

               (xviii) enter into, adopt, amend or terminate any collective bargaining agreement;

               (xix) enter into any transaction, agreement or arrangement with, any of its Affiliates, officers, directors, partners, employees, agents, consultants, stockholders or their Affiliates, associates or family members;

               (xx) settle or compromise any Tax liability or agree to any adjustment of any Tax attribute or make any election with respect to its Taxes;

               (xxi) fail to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true, correct and complete form or to timely pay all Taxes shown to be due thereon;

               (xxii) revoke the Company's election to be taxed under the provisions of Subchapter S of the Code, or take any action (or allow any action to be taken) that would result in a termination of such election; or

               (xxiii) enter into any agreement, commitment or transaction with respect to taking any of the foregoing actions or any action that would make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or which could reasonably be expected to prevent the satisfaction of any condition to Closing set forth in Sections 5 or 6 hereof or to otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         4.4 PUBLIC ANNOUNCEMENTS. Prior to the Closing, no party to this Agreement shall effect any press release or public announcement with respect to the transactions contemplated by this Agreement without the prior written approval of all other parties hereto.

         4.5 NO SHOP BY THE COMPANY. Neither the Company, any Shareholder nor any agent, officer, director or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or September 1, 1999 in accordance with its terms, directly or indirectly:

         (i) solicit or initiate the submission of proposals or offers from any Person for,
         (ii)     participate in any discussions pertaining to, or
         (iii) furnish any information to any Person other than Buyer relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company with any Person.

         4.6 AUTHORIZED CAPITAL. The Company shall maintain its authorized capital stock as set forth herein. Other than as set forth on SCHEDULE 2.4, there have been no issuances of, or agreements regarding the issuance of, any capital stock, warrants, options or other securities convertible into or exchangeable for capital stock of the Company or rights to acquire the same.

         4.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which reasonably would be likely to cause any representation or warranty of the Company or any of the Shareholders contained herein to be untrue or inaccurate in any respect at or prior to the Closing and
(ii) any failure of the Company or any of the Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder. The delivery of any notice pursuant to this Section 4.7 shall not be deemed to (i) modify the representations or warranties hereunder of the Company or the Shareholders, which modification may only be made pursuant to
Section 4.8, (ii) modify the conditions set forth in Sections 5 and 6, or (iii) limit or otherwise affect the remedies available hereunder to the Buyer.

         4.8 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. No amendment or supplement to a Schedule that constitutes a Material Adverse Effect may be made unless Buyer consents in writing to such amendment or supplement. No amendment or supplement to a Schedule that constitutes or reflects a material adverse change to Buyer may be made unless the Company consents in writing to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 5 and 6 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 4.8.

         4.9 REGULATORY APPROVAL. The parties hereto shall use all reasonable efforts to obtain all authorizations, consents, orders and approvals of Governmental Authorities and non-governmental third parties (the "Regulatory Approvals") that may be or become necessary for performance of the transactions contemplated pursuant to this Agreement, and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents orders and approvals.

         4.10 PNC LOAN. The Company shall arrange with PNC Bank, National Association for the payment by Buyer concurrently with the Closing of all amounts outstanding under that certain Promissory Note dated January 14, 1999, and for the release by PNC Bank of its security interest in all collateral granted to PNC Bank by the Company under that certain Commercial Security Agreement dated January 14, 1999.

         4.12 REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of Buyer, the Company and Shareholders agree to, and the Shareholders agree to cause the Company to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (including satisfaction, but not waiver, of the conditions to Closing set forth in Sections 5 and 6 hereof).

5.       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to purchase the Shares, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

         5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of the Company and the Shareholders contained in
Section 2 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time (except for matters expressly disclosed in the certificate or a schedule thereto); all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Shareholders on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of the Company shall have been delivered to Buyer.

         5.2 NO MATERIAL ADVERSE CHANGE. No Material Adverse Effect shall have occurred, and the Company shall not have suffered any loss or damage to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of the Company to conduct its business as it is currently being conducted; and Buyer shall have received a certificate signed by the President or any Vice President of the Company dated the Closing Date to such effect.

         5.3 GENERAL DUE DILIGENCE REVIEW. The general due diligence review of the Company (including, without limitation, legal, financial and operational matters and including, without limitation, satisfactory review of the historical financial statements of the Company provided to Buyer and a review of the compliance by the Company with all Laws issued by any Governmental Authority) to be conducted by or on behalf of Buyer shall have been completed in a manner satisfactory to Buyer and shall not reveal or produce adverse facts with respect to the Company, its premises, business, operations, financial condition or prospects which are not otherwise disclosed in this Agreement or any Schedule attached hereto.

         5.4 SATISFACTION. All actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Buyer.

         5.5 NO LITIGATION. No action or proceeding before a court or any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no Governmental Authority shall have taken any other action or made any request of Buyer as a result of which the management of Buyer reasonably deems it inadvisable to proceed with the transactions hereunder.

         5.6 OPINION OF COUNSEL. Buyer shall have received an opinion from Titus & McConomy LLP, counsel for the Company ("Titus & McConomy"), dated the Closing Date, substantially in the form of Exhibit B attached hereto .

         5.7 RESIGNATIONS AND RELEASES OF THE COMPANY'S DIRECTORS. Buyer shall have received the resignations of and releases from each of the directors of the Company, effective as of the Closing Date.

         5.8 CONSENTS AND APPROVALS. Except as provided in Section 10.16, all necessary consents of and filings with any Governmental Authority, including, but not limited to the Regulatory Approvals, relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated herein and no Governmental Authority shall have taken any other action or made any request of Buyer as a result of which Buyer reasonably deems it inadvisable to proceed with the transactions hereunder.

         5.9 RESOLUTIONS. Buyer shall have received from the Company certified copies of the resolutions duly adopted by the Board of Directors of the Company, authorizing the transactions hereunder, in form and substance satisfactory to counsel to Buyer.

         5.10 CERTIFICATE. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by the President of the Company certifying as to the fulfillment of the Company's conditions specified in Sections 4.2, 4.3, 5.1, 5.2, 5.5, 5.8, 5.16, 5.17, 5.18, 5.20, 5.22 and 5.23
of this Agreement.

         5.11 BOARD APPROVAL. The Boards of Directors of Buyer and of Holdings, respectively, shall have authorized the transactions hereunder.

         5.12 GOOD STANDING CERTIFICATES. The Company shall have delivered to Buyer a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate Governmental Authority in the Company's state of formation and in each state in which it is authorized to do business, showing that the Company is in good standing and authorized to do business and that all state franchise and/or income Tax Returns and Taxes for the Company for all periods prior to the Closing have been filed and paid.

         5.13 EMPLOYMENT CONTRACTS. Ronald R. Morris, Michael P. Caffrey, Paul
A. Herskovitz, Joseph G. Warnagiris and VV Kumar shall have entered into Employment Contracts with Buyer, substantially in the form of Exhibit C attached hereto (the "Employment Contracts").


         5.14 CONSULTING AGREEMENT. The Company and Lowell Associates, Inc. shall have entered into an Amended and Restated Consulting Agreement, substantially in the form of Exhibit D attached hereto (the "Consulting Agreement").

         5.15 CONTINUITY OF EMPLOYEES. Buyer shall have made arrangements suitable to it for the employment by Buyer of sufficient of the Company's employees to continue the operation of the business of the Company without disruption thereto, and the Shareholders shall use their reasonable best efforts to assist the Buyer in this effort, and such employees shall have executed a Non-Disclosure and Non-Competition Agreement, substantially in the form of Exhibit E attached hereto.

         5.16 INTELLECTUAL PROPERTY RIGHT ASSIGNMENT. Each employee of the Company, and each independent contractor, outside consultant and other agent of the Company who has participated in the conception, design or development of any software, other product, service or Intellectual Property for, on behalf of or at the request of the Company, shall have assigned all right, title and interest therein and thereto to the Company.

         5.17 CARNEGIE OFFICE PARK LEASE. The Company shall have obtained the written consent from Carnegie Office Park, Incorporated as required pursuant to
Section 14 of that certain Lease dated April 14, 1997.

         5.18 INDEBTEDNESS. The amount of all indebtedness of the Company as of the Closing, including without limitation, all amounts owed to PNC Bank, National Association, shall not exceed $175,000 in the aggregate; excluding the loan made by the Buyer to the Company immediately prior to the Closing as set forth in Section 5.19.

         5.19 BUYER LOAN. The Buyer shall have loaned to the Company immediately prior to the Closing an amount equal to $1,278,559.40 and the Company shall have executed and delivered to the Buyer a Promissory Note, substantially in the form of Exhibit F attached hereto.

         5.20 RE-PURCHASE OF OPTIONS. Immediately prior to the Closing, the Company shall have paid to each holder of an option to acquire stock in the Company (an "Option Holder") the amount specified for each Option Holder as set forth on Schedule 5.20 attached hereto (i.e., the amount each Option Holder would have otherwise received if such option holder had exercised their option and sold their stock in the Company to the Buyer hereunder) and each such Option Holder shall have executed the Stock Option Re-Purchase Agreement stipulating that they are merely cashing out the options and not exercising them, such agreement to be substantially in the form attached hereto as Exhibit G.

         5.21 ESCROW AGREEMENT. Buyer, Holdings, the Company, the Shareholder Representative and the Escrow Holder shall have entered into the Escrow Agreement.

         5.22 WANDER RELEASE. James Wander shall have released any and all right or claim to receive any equity in the Company, whether in the form of stock or options), such release to be in form satisfactory to Buyer's counsel.

         5.23 TITUS & MCCONOMY PAYMENT LETTER. The Company shall have paid to Titus & McConomy $42,890 and Titus & McConomy shall have delivered to the Company a letter stating that the law firm has been paid in full for the services that the firm has rendered in connection with the transactions contemplated in this Agreement.

6.       CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligation of the Shareholders to sell the Shares and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction of each of the following conditions at or prior to the
Closing:

         6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of Buyer and Holdings contained in Section 3 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time (except for matters expressly disclosed in the certificate or a schedule thereto); all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by a duly authorized officer of Buyer shall have been delivered to the Shareholders.

         6.2 NO LITIGATION. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no Governmental Authority shall have taken any other action or made any request of the Company or the Shareholders as a result of which the Shareholders reasonably deem it inadvisable to proceed with the transactions hereunder.

         6.3 CONSENTS AND APPROVALS. Except as provided by Section 10.16, all necessary consents of and filings with any Governmental Authority, including, but not limited to the Regulatory Approvals, relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated herein.

         6.4 CERTIFICATE. Buyer shall have delivered to the Shareholders a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Buyer certifying as to the fulfillment of the conditions specified in this Section 6.1, 6.2 and 6.3.

         6.5 BOARD APPROVAL. The Board of Directors of the Company shall have authorized the transactions hereunder.

         6.6 SATISFACTION. All actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to the Company and the Shareholders.

7.       CLOSING

         7.1 CLOSING. Unless this Agreement is first terminated as provided in
Section 8, and subject to the satisfaction or waiver of all the conditions set forth in Sections 5 and 6, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Buyer in Dallas, Texas, or such other place as is agreed to by Buyer and the Shareholders, on September 1, 1999, or such other date as the parties may agree upon in writing (the "Closing Date").

         7.2 DELIVERY OF THE SHARES. At the Closing, the Shareholders shall deliver or cause to be delivered to Buyer the original stock certificate(s) evidencing all of the Shares, duly endorsed or accompanied by duly executed stock powers assigning the Shares to Buyer, free and clear of all Liens, together with any and all other instruments necessary to transfer to the Buyer title to the Shares.

         7.3 CASH PAYMENT TO THE SHAREHOLDERS. At the Closing, Buyer shall deliver, by wire transfer of immediately available funds (i) to the Shareholders on a pro-rata basis in accordance with their share ownership in the Company as set forth in Schedule 1.2(a) to the account(s) designated by the Shareholder Representative, an aggregate amount equal to Twelve Million Two Hundred Seventy Seven Thousand Two Hundred Ninety Five Dollars ($12,277,295), and (ii) to the Escrow Holder, an amount equal to Three Million Seven Hundred Thirty Thousand Dollars ($3,730,000).

8.       TERMINATION PRIOR TO CLOSING

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

         (i) by mutual written agreement of Buyer and the Shareholders; or

         (ii) by either the Buyer, on the one hand, or the Company and the Shareholders, on the other hand, in the event of a material breach of this Agreement by any party which remains uncured for a period of 30 days after delivery of notice thereof.

         (iii) by either the Buyer, on the one hand, or the Company and the Shareholders, on the other hand, by written notice if the Closing has not occurred on or before October 1, 1999.

         8.2 LIABILITIES IN EVENT OF TERMINATION. Except as otherwise provided herein, the termination of this Agreement pursuant to Sections 8.1(ii) or 8.1(ii) hereof will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

9.       OBLIGATIONS AFTER THE CLOSING DATE

         9.1 INDEMNIFICATION BY THE SHAREHOLDERS.

         (a) Each Shareholder hereby agrees to indemnify, defend and hold harmless the Company, the Buyer, Holdings and each of their respective officers, directors, employees, Affiliates or subsidiaries (collectively, the "Buyer Group") against such Shareholder's Proportionate Share (as hereinafter defined) of any and all losses, liabilities, damages, claims, demands, costs, obligations, deficiencies and expenses (including, without limitation, interest, penalties, court costs, reasonable expert witness fees and expenses, reasonable consultants' fees and expenses and reasonable attorneys' fees and expenses) (collectively, "Losses") actually and reasonably incurred by any member of the Buyer Group arising from or in connection with: (i) the Shareholders ownership of the Shares, (ii) the conduct of the business of the Company prior to the Closing Date, whether or not such Losses occur prior to or subsequent to the Closing Date, (iii) any breach by the Shareholders or the Company of any of their representations and warranties, (iv) any breach by the Shareholders of any of their covenants or agreements contained herein, which breach continues for thirty days after written notice thereof, (v) any breach by the Company prior to Closing of any of its covenants or agreements contained herein, which breach continues for thirty days after written notice thereof, (vi) any intentional misrepresentation made by any of the Shareholders in connection with the transactions contemplated by this Agreement; (vii) any violation by the Company or the Shareholders of any Environmental Laws occurring prior to the Closing;
(viii) any and all liabilities of the Company or the Shareholders for Taxes arising out of the ownership of the Shares or the operation of the Company prior to the Closing Date; (ix) any violation by the Company of ERISA or other Laws regarding employee benefit matters occurring prior to the Closing; and (x) any action taken by the Company or the Shareholders resulting in the termination of the Company's status as a validly electing Subchapter S corporation up to and including the Closing Date.

         (b) Notwithstanding the provisions of Section 9.1(a), no Shareholder shall have any liability to any member of the Buyer Group pursuant to the terms of this Section 9.1 until the amount for which all Shareholders would otherwise be liable but for the provisions of this Section 9.1, exceeds $200,000 in the aggregate, at which point each Shareholder shall be liable for such Shareholder's Proportionate Share of all claims in respect of such Losses, up to a maximum of such Shareholder's Proportionate Share of that portion of the Purchase Price actually paid over to the Shareholders under Section 1.2.

         (c) As used in this Section 9.1, the "Proportionate Share" of any Shareholder shall mean the percentage obtained by dividing the number of Shares owned by such Shareholder immediately prior to the Closing by the number of Shares owned by all Shareholders immediately prior to the Closing, as set forth on Schedule 1.2(a) attached hereto.

         9.2 INDEMNIFICATION BY BUYER. Buyer and Holdings, jointly and severally, hereby agrees to indemnify and hold harmless the Shareholders against any and all Losses arising from or in connection with (i) Buyer's ownership of the Shares or the conduct of the business of the Company subsequent to the Closing Date, or (ii) any breach by Buyer of any of its representations or warranties, covenants or agreements contained herein; provided, however, that the Shareholders shall not make any claim against Buyer for indemnification under this Section unless and until the aggregate amount of such claims exceeds $200,000 in the aggregate, at which point Buyer shall be liable for all claims in respect of such Losses up to a maximum of that portion of the Purchase Price actually paid over to the Shareholders under Section 1.2.

         9.3 INDEMNIFICATION CONDITIONS. The obligations and liabilities of the indemnifying party with respect to claims made by third parties shall be subject to the following conditions:

               (i) The indemnified party shall give the indemnifying party prompt written notice of any such claim, and the indemnifying party shall have the right to undertake the defense thereof, at the indemnifying party's expense, by representatives chosen by it and reasonably acceptable for the indemnified party;

               (ii) If the indemnifying party undertakes the defense of any such claim, the indemnified party shall, to the best of its ability, assist the indemnifying party, at the indemnifying party's expense, in the defense of such claim, and shall promptly send to the indemnifying party, at the indemnifying party's expense, copies of any documents received by the indemnified party which relate to such claim;

               (iii) If the indemnifying party, within a reasonable time after notice of any such claim, fails to defend the indemnified party against which such claim has been asserted, the indemnified party shall (upon reasonable prior written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

               (iv) If, in the reasonable opinion of the indemnified party's legal counsel, a conflict of interest with respect to any claim exists between the indemnified party against which a claim has been asserted and the indemnifying party, then such indemnified party shall have the right to retain its own counsel with respect to such claim; provided that the reasonable fees and expenses of such counsel shall be at the expense of the indemnified party; and

               (v) Anything in this Section 9 to the contrary notwithstanding,
(a) if there is a reasonable probability that a claim will materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such claim; provided, however, that if such claim is settled without the indemnifying party's prior written consent, the indemnified party shall be deemed to have waived all rights against the indemnifying party for money damages arising out of such claim; and (b) the indemnifying party shall not, without the prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability with respect to such claim.

               (vi) No claim for indemnification made by any member of the Buyer Group under clause (ii) through clause (v) of Section 9.1(a) shall be valid unless notice thereof is duly given to the Shareholders within two years after the Closing Date; provided, however, that the foregoing shall not apply to a breach by the Shareholders or the Company of the representations and warranties provided in Sections 2.3, 2.4 and 2.5.

         9.4 COOPERATION. Each of Buyer, the Shareholders and the Company, and each of their successors and assigns, shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other reasonable access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

         9.5 NON-SOLICITATION OF EMPLOYEES. None of the Shareholders shall prior to the third anniversary of the Closing Date, (i) solicit, or assist anyone else in the solicitation of, any employees of the Company or its Affiliates to terminate their employment with the Company or its Affiliates or (ii) hire any former employees of the Company or its Affiliates to become employed by any business enterprise with which the Shareholder may then be associated, affiliated, or connected.

         9.6 COVENANTS NOT TO COMPETE. In consideration of this Agreement and the transactions contemplated hereby, the Shareholders (collectively, the "Covenantors" and individually a "Covenantor") each covenant and agree with Buyer that for a period of three (3) years following the Closing Date (the "Non-Compete Period"), they will not, directly or indirectly: (i) engage in, be engaged by (including engagement for consulting or advising), or have any interest in, any other Person (other than Buyer) which conducts any Competing Business with the business of Buyer or the Company; provided however, that nothing contained herein shall restrict any Covenantor from owning 5% or less of the securities of any competitor of Buyer which securities are listed on any national securities exchange or traded actively in the national over-the-counter market, if such Covenantor has no other connection or relationship with the issuer of such securities, (ii) otherwise solicit any person or entity who is, or at any time during the Non-Compete Period was, a customer of the Company for the purpose of requesting or inducing such person or entity to obtain services from the Covenantor or any person or entity associated in any way with the Covenantor, or (iii) interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its franchisees, employees, agents affiliates, customers, suppliers or referral sources. The term "Competing Business" shall mean (a) selling or attempting to sell any products or services which are the same as or similar to any products or services sold by the Company at any time during the Non-Compete Period, and /or (b) soliciting, trading with, advising, calling upon or otherwise doing or attempting to do business with any clients, customers or accounts that have done business with the Company at any time during the Non-Compete Period.

         Each Covenantor acknowledges that the covenants contained in this Section shall be construed as a series of separate covenants. Each separate covenant shall be deemed identical in terms to the covenant set forth in the first sentence of this Section. If in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section, then such unenforceable covenant shall be deemed eliminated from the provisions hereof for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

         Each Covenantor recognizes the broad scope of the foregoing covenants, but expressly agrees that they are reasonable in light of the scope of the business as heretofore conducted by Shareholders and to be conducted by Buyer. If any court or tribunal of competent jurisdiction shall refuse to enforce the foregoing covenants because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that such covenants shall not be void, but that for the purpose of such proceedings and in such jurisdictions such time limitation shall be deemed to be reduced to the extent necessary to permit enforcement of the covenants. If any court or tribunal of competent jurisdiction shall refuse to enforce any or all of the foregoing covenants because they are more extensive (whether as to scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed between the parties hereto that such covenants shall not be void, but that for the purpose of such proceedings and in such jurisdictions, the restrictions contained herein (whether as to scope of business or otherwise) shall be deemed to be reduced to the extent necessary to permit enforcement of the covenants.

         Each Covenantor further acknowledges and agrees that monetary damages resulting from any breach of the foregoing covenants may be difficult to ascertain in whole or in part and that Buyer shall be entitled to seek specific enforcement, injunctive relief and all other equitable remedies permitted under applicable Laws.

         9.7 SECTION 338(h)(10) ELECTION.

         (a) Should Buyer wish to make an election under Section 338(h)(10) of the Code (and any corresponding provisions of state, local or foreign law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares, the Shareholders shall join Buyer in making such election. If a Section 338(h)(10) Election is made, Buyer shall be responsible for preparing and Buyer and the Company shall be responsible for timely filing any forms necessary or helpful in making a Section 338(h)(10) Election. An authorized Shareholder, on behalf of the Company, shall sign at the Closing all federal and state forms used to make a Section 338(h)(10) Election requiring its signature, which forms shall be filed by Buyer and the Company as described in the preceding sentence. The Company shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent permitted by applicable law and shall pay any Tax imposed on the Company attributable to the making of such election including, but not limited to, (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Treasury Regulation Section 1.338(h)(10)-1(e)(5), and (iii) any state, local or foreign Tax imposed on the Company's gain.

         (b) Promptly after the Closing Date, Shareholders shall provide to Buyer any information reasonably requested by Buyer in connection with its filing of a Section 338(h)(10) Election.

         (c) If a Section 338(h)(10) Election is made, the Purchase Price and other relevant items shall be allocated among the assets of the Company as determined by Buyer in accordance with the Treasury Regulations promulgated under Section 338 of the Code. Buyer shall deliver a schedule setting forth the fair market value of the assets and such allocation within ninety (90) days after the Closing Date, and such allocation shall become final upon Shareholders' written approval thereof; provided, that if Buyer and Shareholders are unable to agree on such allocation Buyer and Shareholders thereafter shall negotiate in good faith to resolve any such disagreements. If Buyer and Shareholders are unable to resolve any such disagreements within thirty (30) days after Buyer submits such allocation to Shareholders, Buyer and Shareholders shall submit any dispute regarding the amount of the Purchase Price allocated to the tangible assets of the Company to an appraisal firm jointly selected by Buyer and Shareholders (the "Appraiser") for resolution. If Buyer and Shareholders are unable to agree upon an Appraiser, the Appraiser shall be selected by lot from a list of four (4) firms (of which two (2) firms shall be selected by each of Buyer and Shareholders). The resolution of such disagreements and the allocation by the Appraiser shall be final and binding on Buyer and Shareholders. Buyer and the Shareholders shall share equally the costs and expenses of the Appraiser. Buyer and Shareholders shall file any tax returns and any other governmental filing on a basis consistent with such allocation of fair market value.

         9.8 TAXES.

               (i) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all tax periods ending on or prior to the Closing Date which are filed after the Closing Date. The Company shall permit Buyer to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Buyer. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1's prepared by the Company for such periods.

               (ii) The Company, Shareholders and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns described in subparagraph (i) immediately above and in connection with any audit, litigation or other proceeding with respect to Taxes related to tax periods described in subparagraph (i) immediately above. Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

         9.9 EMPLOYEE BENEFIT PLANS. As of January 1, 2000, as a wholly owned subsidiary of Buyer, the Company's employees shall be eligible to participate in Buyer's employee benefit plans, subject to the terms and conditions of such plans. For 1999, the Company's employees shall be eligible to participate in the bonus plan attached hereto as Exhibit H (the "1999 Bonus Plan"). The allocation of any bonus payments under the 1999 Bonus Plan shall at the discretion of Buyer and shall be made on or before March 15, 2000.

         9.10 RECORDS PERTAINING TO THE COMPANY.

               (i) Turnover of Records. At the Closing, the Shareholders will deliver or cause to be delivered to Buyer and the Company any records (a) in the possession of the Shareholders, (b) applicable primarily to the Company and (c) of which the Company does not already have copies.

               (ii) Retention of Records. The Shareholders shall, for a period of seven (7) years after the Closing Date, neither dispose of nor destroy any of the accounting, tax, business or other records or files of the Shareholders which pertain in part to the Company without first offering to turn over possession of copies thereof to Buyer and the Company, at the Company's expense, by written notice to Buyer and the Company, at least thirty (30) days prior to the proposed date of such disposition or destruction.

               (iii) Access to Records. Upon the reasonable request of Buyer and/or the Company, the Shareholders shall allow Buyer and the Company and their representatives access to all business records and files of the Shareholders which pertain in part to the Company, during customary working hours at the principal place of business of the Shareholders, or at any location where such records are stored, and Buyer and the Company shall have the right, at the Company's expense, to make copies of any such records and files.

               (iv) Assistance with Records. For a seven year period after the Closing Date, the Shareholders shall make available to Buyer and the Company at the Company's expense, upon written request, (a) personnel of the Shareholders to assist Buyer and the Company in locating and obtaining records and files maintained by the Shareholders and (b) any of the personnel of the Shareholders whose assistance or participation is reasonably required by Buyer and the Company in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which the Company or any of its past, present or future Affiliates is involved and which relate to the business of the Company.

         9.11 CONFIDENTIALITY. Prior to the Closing, each of the Company on the one hand, and Buyer, on the other hand, will hold and will cause their representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Company furnished to Buyer (in the case of Buyer) and all documents and information concerning Buyer furnished to the Company (in the case of the Company) in connection with the transactions contemplated by this Agreement. Prior to the Closing, neither the Company nor Buyer shall publicly disclose the existence of negotiations, discussions, agreements or other information or documentation concerning the proposed transaction. Except as required by law or stock exchange regulation, any public announcements regarding the transactions contemplated herein shall be made only with the mutual consent of the Company and Buyer; provided, however, that Buyer may disclose the approximate aggregate amount of consideration it paid for the Shares.

10.      MISCELLANEOUS

         10.1 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between or among the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations, warranties, covenants or agreements not set forth herein.

         10.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section shall be null and void.

         10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts and by the different parties hereto on different counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         10.4 HEADINGS. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         10.5 CONSTRUCTION. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

         10.6 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         10.7 SCHEDULES, ETC. All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

         10.8 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) delivering the same in person to an officer or agent of such party, (c) telecopying the same with electronic confirmation of receipt. All such notices duly given shall be effective upon receipt by the parties to whom addressed.

               (i)     If to Buyer, addressed to it at:

                       Paragon Reinsurance Risk Management Services, Inc. 500 North Akard, Suite 4500
                       Dallas, TX 75201
                       Attn: Bill Windhorst

                       with a copy to Holdings at:

                       E.W. Blanch Holdings, Inc.
                       500 North Akard, Suite 4500
                       Dallas, TX 75201
                       Attn: James S. Caulfield, Esq.

               (ii)    If to the Shareholders, addressed thereto at:

                       Ron Morris
                       7 Old Farm Rd.
                       Rossyln Farms, PA 15106

                       with a copy to:

                       Titus & McConomy
                       Four Gateway Center, 20th Floor
                       Pittsburgh, PA 15222-1207
                       Attn: David I. Cohen, Esq.

               (iii)   If to the Company, addressed to:

                       JD Warren, Incorporated
                       Building 6, Suite 140
                       800 North Bell Ave.
                       Carnegie, PA 15106

                       with a copy to:

                       Titus & McConomy
                       Four Gateway Center, 20th Floor
                       Pittsburgh, PA 15222-1207
                       Attn: David I. Cohen, Esq.

or to such other address or counsel as any party hereto shall specify pursuant to this Section from time to time.

         10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAWS PROVISIONS THEREOF.

         10.10 SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing as set forth herein and shall continue in full force and effect thereafter according to their terms.

         10.12 EXPENSES. The Shareholders, on the one hand, and Buyer, on the other hand, shall be solely responsible for their respective costs and expenses (including, without limitation, attorneys fees and other legal costs) incurred in connection with the transactions contemplated hereby.

         10.13 THIRD PARTY BENEFICIARIES. No individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

         10.14 NUMBER AND GENDER OF WORDS. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         10.15 FURTHER ASSURANCES. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Buyer, the Company or the Shareholders, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

         10.16 BROKERS AND AGENTS. Except as disclosed on SCHEDULE 10.16, each party represents and warrants that it has employed no broker or agent in connection with this transaction and agrees to indemnify and hold harmless the other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

         10.17 APPOINTMENT AND ACCEPTANCE OF SHAREHOLDER REPRESENTATIVES.

               (a) In order to facilitate the consummation of the transactions contemplated by this Agreement and the resolution of matters after the Closing between Buyer, the Company and the Shareholders, the Shareholders hereby expressly appoint Ron Morris (the "Shareholder Representative") to serve as the attorney-in-fact and agent for each of the Shareholders in his/her name, place and stead in connection with the transactions contemplated by this Agreement in accordance with the terms of this Agreement and to execute the Escrow Agreement, such appointment being coupled with an interest and irrevocable. By executing and delivering this Agreement, the Shareholder Representative hereby accepts his authorization and appointment as the Shareholder Representative and as attorney-in-fact and agent on behalf of the Shareholders in accordance with the terms of this Agreement.

               (b) Each Shareholder hereby expressly acknowledges and agrees that (i) the Shareholder Representative is authorized to act on his/her behalf notwithstanding any dispute or disagreement between or among the Shareholders and (ii) Buyer and any other person shall be entitled to rely on any and all actions taken by the Shareholder Representative under or pursuant to this Agreement without liability to, or obligation to inquire of, any Shareholder.

               (c) The authority of the Shareholder Representative hereunder shall continue and be effective until all of the rights and obligations of the Shareholders hereunder, or any dispute arising hereunder, shall terminate.

         10.18 CERTAIN DEFINITIONS.

               (i) "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the authority of the Securities Exchange Act of 1934, as amended.

               (ii) "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

               (iii) "Laws" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

               (iv) "Lien" means any lien, security interest, mortgage, pledge, charge or similar encumbrance.

               (v) "Material Adverse Effect" means any event which would result in a material adverse effect on the business, financial condition, results of operations or prospects of the Company, taken as a whole.

               (vi) "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority (or any department, agency or political subdivision thereof) or any other entity.

               (v) "Shareholder Representative" means Ron Morris.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                          Paragon Reinsurance Risk
                                          Management Services, Inc


                                          By:
                                             ------------------------------
                                          Title:
                                                ---------------------------



                                          E.W. Blanch Holdings, Inc.


                                          By:
                                             ------------------------------
                                          Title:
                                                ---------------------------



                                          JD Warren, Incorporated


                                          By:
                                             ------------------------------
                                          Title:
                                                ---------------------------




                                          ---------------------------------
                                                   Ronald R. Morris



                                          ---------------------------------
                                                   Michael P. Lopes



                                          ---------------------------------
                                                  Paul A. Herskovitz